Exhibit 10.20

SERVICE CONTRACT TERM SHEET
BETWEEN
MIE Holdings Corporation
MIE
AND
Zhang Ruilin
Dated: July 9, 2009
2009

SERVICE CONTRACT TERM SHEET
THIS SERVICE CONTRACT TERM SHEET (the “Contract”) is made on this 9th day of July, 2009 by and between:
(1)	MIE Holdings Corporation (the “Company”), a company established and existing under the laws of Cayman Islands; and

(2)	Zhang Ruilin, an individual, a PRC citizen (with passport number G18206054 and identification card no. 222303197101280436). (the “Employee”).

The Company and the Employee shall hereinafter individually be referred to as a “Party” and collectively as the “Parties.”
ARTICLE 1 — INTERPRETATION
In this Contract, unless the context otherwise requires, the following terms shall have the following meanings:
“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, including, without limitation, any general partner, officer, director, member, manager or employee of such Person.

“Board” means the board of directors from time to time of the Company or (as the context may require) the majority of directors present and voting at any meeting of the Board duly convened and held.

“Business” means all the business and affairs carried out by the Group or any member of it from time to time.

“Business Day” means any day (other than Saturday and Sunday) on which banks in the PRC generally are open for business.

“Group” means the Company and its Affiliates from time to time. A member of the Group refers to any one or all of the Company and its Affiliates.

“Person” means an individual, partnership, corporation, proprietorship, business undertakings, joint stock company, trust, unincorporated association, enterprise, governmental body and organ, or any other similar entity of any of the foregoing.

“PRC” means the People’s Republic of China.

“Renewed Term” has the meaning ascribed to such term in Article 2.3.

“Term” has the meaning ascribed to such term in Article 2.2.

ARTICLE 2 — EMPLOYMENT
2.1	Employment

The Employee will work in the position of Executive Director of the Company, reporting directly to the Board of Directors of the Company.

2.2	Term

Subject to the provisions for termination set out in Article 6, the term of this Contract (the “Term”) shall be approved by a resolution duly passed by the shareholders of the Company.

2.3	Renewal of Contract

At least thirty (30) days prior to the scheduled expiration of the Term, the Company shall either offer the Employee a renewal of the Contract for the same or a new term (the “Renewed Term”), or shall inform the Employee in writing that the Company does not intend to renew the Contract. If the Company offers to renew the Contract, the Employee shall accept or refuse the renewal prior to the expiration of the Term. In the event that the Employee fails to respond prior to the expiration of the Term, the Employee shall be deemed to have refused to renew the Contract and the Contract shall expire at the end of the Term.

ARTICLE 3 — DUTIES AND SERVICES
3.1	General Obligations

The Employee hereby undertakes with the Company that during the Term, he shall use his best endeavours to carry out his duties hereunder and to protect, promote and act in the best interests of the Company and the Group.

3.2	Duties of the Employee

The Employee in his office as Executive Director of the Company shall:

(1)	diligently exercise such powers and perform such duties as may from time to time be assigned to him by the Company, including, but not limited to:

(i)	managing all aspects of the business of the Company and such subsidiaries and associated companies as the Company may from time to time request; and

(ii)	formulating and implementing clear business strategies for the Company and such subsidiaries and associated companies;

(2)	comply with all reasonable and lawful directions given to him by the Company;

(3)	promptly make such reports to Board of Directors as the Company requests; and

(4)	use his best endeavours to promote, protect, develop and extend the business of the Company and such subsidiaries and associated companies as the Company may from time to time request;

(5)	comply with all applicable laws and regulations.

3.3	Duty to Inform

The Employee shall at all times give promptly to the Board (in writing if so requested) all such information as the Board may reasonably require in relation to his duties hereunder and of the Business in so far as such information is or ought to be within the knowledge of the Employee and provide such explanation as the Board may require in connection therewith.

3.4	Work Hours

The Employee’s normal work hours shall be eight hours each day excluding meals, five days per week, Monday to Friday, for a total of forty (40) hours per week. The Employee may be required to (and, if so required, shall) work outside these normal hours without additional pay.

3.5	Leave

The Employee shall be entitled to legal holidays, annual leave and other paid leaves of absence in accordance with applicable law, this Contract and the Company’s work rules (if any).

ARTICLE 4 — REMUNERATION
4.1	Salary

In consideration for the performance of his all duties and obligations hereunder, the annual base salary of the Employee during the Term shall be further discussed between the Employee and the Board.

ARTICLE 5 — CONFIDENTIALITY
5.1	Confidentiality

The Employee shall maintain all information which may be disclosed to him concerning operation, management, technology, marketing or financial information of the Company or any business entity affiliated with the Company and information relating to the business and services of the Company as well as any confidential information received by the Company from third parties (the “Confidential Information”) in the strictest confidence and agrees not to disclose, directly or indirectly, in any manner, any Confidential Information to any person inside or outside the Company without the prior written consent of the Company.

ARTICLE 6 — TERMINATION
6.1	Termination by the Company

The Company may dismiss the Employee at any time upon thirty (30) days prior written notice upon passing a shareholders resolution to dismiss the Employee.

(30)

6.2	Termination by the Employee

The Employee may at any time resign from employment with the Company upon thirty (30) days prior written notice. Upon the Employee’s resignation, the Company shall have no obligation to pay any compensation to the Employee in respect of the termination of this Contract.

ARTICLE 7 — MISCELLANEOUS
7.1	Language

This Contract is executed in both English and Chinese. Both versions have equal effect.

7.2	Service Agreement

Within three (3) months of July 9, 2009, the Company and the Employee shall enter into an executive director services agreement on substantially the terms set forth on this term sheet and such other terms as agreed by the Parties.

IN WITNESS WHEREOF this Contract has been duly executed the day and year first above written.
For and on behalf of

MIE Holdings Corporation	Zhang Ruilin
MIE

/s/ Zhao Jiangwei	/s/ Zhang Ruilin
Name:	Name:

Title: